EXHIBIT 99.1

(INSITUFORM-TECH)(INSU) Insituform Technologies, Inc. Reports First Quarter 2007 Loss Primarily Due to Closure of Company’s Tunneling Operation

Chesterfield, MO - April 26, 2007 - Insituform Technologies, Inc. (Nasdaq Global Select Market: INSU) today reported a first quarter net loss of $15.3 million, or ($0.56) per diluted share, compared to net income of $3.0 million, or $0.11 per diluted share, in the first quarter of 2006. This quarter’s results were dramatically impacted by $16.8 million in pre-tax charges related to the previously announced closure of the Company’s tunneling operation. A majority of the tunneling charges during the quarter were non-cash charges.

The combined after-tax loss from the tunneling segment’s closure charges and operating loss during the first quarter was $13.1 million, or ($0.48) per diluted share. The after-tax charges recognized in the first quarter of 2007 for closure of the tunneling segment were $11.8 million, or ($0.43) per diluted share, and the tunneling segment’s after-tax operating loss for the first quarter of 2007 was $1.3 million, or ($0.05) per diluted share.

The consolidated results also were negatively affected by the impact of continued weakness in the U.S. sewer rehabilitation market. For the first quarter of 2007, consolidated revenues were $130.9 million, a decrease of 8.8% compared to the same period in 2006. Gross profit declined by 28.2% to $20.6 million as compared to $28.7 million in the first quarter of 2006. Gross profit was impacted primarily by the decline in revenues, coupled with lower margins in the U.S. rehabilitation business. In recent quarters, the Company has experienced a larger percentage of smaller-diameter installation projects in the U.S. marketplace. This trend also contributed to lower revenues and compressed margins during the first quarter of 2007.

For the first quarter of 2007, consolidated operating expenses increased $2.3 million to $25.2 million from $22.9 million in the same quarter of 2006. This increase was primarily related to investments the Company is making in growth initiatives on a global basis, including an increase in the sales force in the U.S. rehabilitation business to stimulate market growth, start-up costs associated with Insituform Blue™, the Company’s potable water pipeline rehabilitation division, and new international business development efforts.

“We have made a number of critical strategic moves in recent months to improve our position, most notably the announced closure of the tunneling division and the launch of Insituform Blue™,” said Thomas S. Rooney, Jr., President and Chief Executive Officer. “Our sewer rehabilitation business has a high degree of operating leverage, which results in significant swings in profitability depending on our volumes. We don’t expect to see profits rebound in the U.S. sewer rehab markets until we see real growth in municipal spending on sewer pipe rehabilitation. We are making strides to address the current anemic U.S market conditions in sewer rehabilitation, and we are seeking growth opportunities on a global basis. While we are disappointed with the financial results for the first quarter, we believe that we have the right elements in place to achieve future profitable growth.”

Revenues in the Company’s core rehabilitation segment decreased 7.5% to $103.3 million in the first quarter of 2007 from $111.7 million in the first quarter of 2006. Substantially all of this decrease came from lower revenues in the U.S rehabilitation business, while Canada, Europe and other international markets experienced growth during the quarter. Gross profit in the rehabilitation segment decreased by 39.1% to $15.4 million in the first quarter of 2007 from $25.3 million in the first quarter of 2006, due primarily to market weakness in the U.S. and the impact of decreased revenues, compressed margins due to pricing pressure and a higher percentage of smaller-diameter installations.

Operating expenses in the rehabilitation segment increased 13.8% to $21.5 million in the first quarter of 2007 from $18.9 million in the first quarter of 2006, due principally to the increased investments in growth initiatives mentioned earlier. As a result of those factors, the rehabilitation segment recorded a first quarter 2007 operating loss of $6.1 million compared to an operating profit of $6.5 million in the first quarter of 2006.

Our Tite Liner® segment continued its strong financial performance during the first quarter of 2007, with increased gross and operating margins, along with improved prospects for future growth. Revenues in the Tite Liner® segment were slightly lower at $11.7 million in the first quarter of 2007 compared to $12.5 million in the same quarter of 2006. The revenue decrease was primarily attributable to a reduction in revenues from South America. However, gross profit increased 25.8% to $5.0 million in 2007 due to favorable project closeouts during the quarter, along with continued improvements in operational efficiencies. Operating expenses remained essentially flat year over year. As a percentage of revenues operating expenses increased to 13.8% in 2007 compared to 12.8% in 2006, due primarily to lower revenues. Operating income in the Tite Liner® segment increased 42.9% to $3.4 million, a 28.8% operating margin for the quarter, as compared to 18.7% in the first quarter of 2006.

On March 29, 2007, the Company announced its decision to exit the tunneling business, and to seek buyers for the on-going operation or its assets. As a result of this decision, the Company recognized certain cash and non-cash pre-tax charges of $16.8 million in the first quarter of 2007. The following is a summary of the pre-tax charges recorded during the first quarter of 2007 (in thousands):

Goodwill impairment	$ 8,920
Net estimated costs to exit equipment operating leases	3,600
Fixed asset impairment	2,701
Employee termination costs	1,100
Other asset impairment charges	334
Other closure costs	188
Total	$16,843

Management anticipates a total of approximately $21 million of cash and non-cash pre-tax charges to be recognized in 2007 as a result of the closure of the tunneling operation, and that as much as $20 million will be realized in cash from the liquidation/sale of the business and its assets, including working capital. However, there are no assurances that a suitable buyer or buyers will be identified or that the amount of cash anticipated will be generated.

First quarter 2007 revenues in the tunneling segment declined 17.6% to $16.0 million compared to the prior year quarter. In the prior year, a number of larger projects were closing out. Additionally, during the first quarter of 2007, a number of projects were in the start-up phase or experienced delays. Tunneling posted a $0.2 million gross profit during the quarter compared to a $0.6 million gross loss in the same quarter of 2006. This increase, compared to the prior year, was due primarily to the completion of legacy problematic projects, which continued into the first quarter of 2006. Underutilized equipment costs were $2.1 million in the first quarter of 2007, as compared to $1.9 million in the first quarter of 2006. Operating expenses excluding tunneling closure charges were virtually flat compared to the prior year. The tunneling segment’s operating loss, inclusive of charges associated with the announced closure of the operation, widened to $18.7 million in the first quarter of 2007 from $3.0 million in the first quarter of 2006. Of the operating loss reported for the first quarter of 2007, $16.8 million consisted of the pre-tax closure charges.

Total contract backlog decreased to $262.3 million at March 31, 2007, compared to $290.2 million at December 31, 2006 and $286.5 million at March 31, 2006. Due to the weak U.S. market conditions and an increase in the amount of time to get contract awards and work releases, contract backlog in the rehabilitation segment decreased 7.2%, or $14.6 million, to $187.2 million, compared to December 31, 2006, and decreased 13.4%, or $29.0 million, compared to March 31, 2006.

Tite Liner® contract backlog increased 13.3% to $14.5 million compared to December 31, 2006, due to new projects in the United States, Canada and Mexico. Tite Liner® contract backlog declined $5.6 million compared to March 31, 2006, principally as a result of lower backlog in South America.

At March 31, 2007, tunneling contract backlog was $60.6 million compared to $75.7 million at December 31, 2006 and $50.2 million at March 31, 2006. Management continues to believe that all of the backlog in the tunneling segment will be completed by mid-year 2008, with the vast majority of the work to be completed in 2007.

On March 26, 2007, the Company was notified of an award of a $65 million tunneling project in Milwaukee, Wisconsin, which had been bid in January 2007. Given the decision to close the business, management has been working with the project owner to assign the contract to another contractor. While there can be no assurances, management believes that it will be successful in assigning the contract and that there will be no future obligations to complete the project.

The Company’s unrestricted cash balance declined $16.7 million to $79.7 million at March 31, 2007 compared to December 31, 2006, primarily due to the regularly scheduled February amortization payment of $15.7 million on the Company’s 1997 Senior Notes. Cash flow from operating activities used $3.4 million in the first quarter of 2007 compared to $2.3 million in the first quarter of 2006. This decline resulted primarily from lower earnings in the first quarter of 2007. Cash used by investing activities included $4.5 million in capital expenditures to develop the Company’s steam-inversion process, facility improvements and the ongoing replacement of equipment in the field. The Company borrowed $5.0 million on its credit facility during the quarter to fund U.S. working capital needs.

Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about the Company can be found on its Internet site at www.insituform.com.

This news release contains various forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) that are based on information currently available to the management of Insituform Technologies, Inc. and on management’s beliefs and assumptions. When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Such statements are subject to risks and uncertainties and include among others, the Company’s belief with respect to estimated and anticipated costs to complete ongoing projects, the Company’s belief that its documentation will substantiate contract claim conditions, the Company’s expectation with respect to the completion dates of ongoing projects and the amount of backlog it will perform, the Company’s belief of the amounts it may recover for pending claims, the Company’s belief with respect to anticipated levels of operating expenses, the Company’s belief that it has adequate resources and liquidity to fund future cash requirements and debt repayments, the Company’s expectation with respect to the anticipated growth of its businesses, the Company’s belief with respect to the strength of its trademark and its degree of market penetration, the Company’s belief with respect to the impact of municipal spending on its profitability and the Company’s belief that it has the right elements in place to achieve profitable growth. The Company’s actual results may vary materially from those anticipated, estimated or projected due to a number of factors, such as the competitive environment for its products and services, the availability and pricing of raw materials used in its operations, increased competition upon expiration of its patents or the inadequacy of one or more of its patents to protect its operations, the geographical distribution and mix of its work, the Company’s ability to attract business at acceptable margins, the strength of its marketing and sales skills, foreseeable and unforeseeable issues in projects that make it difficult or impossible to meet projected margins, the timely award or cancellation of projects, the Company’s ability to maintain adequate insurance coverage for its business activities, political circumstances impeding the progress of work, the Company’s ability to remain in compliance with the financial covenants included in its financing documents, the regulatory environment, weather conditions, the outcome of its pending litigation, the Company’s ability to enter new markets and implement its global growth initiatives, the accuracy of the Company’s current estimates of aggregate fair value of the tunneling segment's fixed assets that will be realizable in sales transactions, the accuracy of the Company’s current projections of the cash costs of lease termination or buyout payments, employee retention incentives and severance benefits and other shutdown expenses, the Company’s ability to complete the tunneling segment's existing contracts on a timely and profitable basis, the Company’s ability to redeploy net value of the tunneling segment's fixed assets into the Company’s rehabilitation and Tite Liner® business segments on an efficient and profitable basis and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time. We do not assume a duty to update forward-looking statements. Please use caution and do not place reliance on forward-looking statements.

INSITUFORM TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	For the Three Months
	Ended March 31,
	2007	2006
Revenues	$130,948	$143,564
Cost of revenues	110,378	114,899
Gross profit	20,570	28,665
Operating expenses	25,228	22,887
Costs of closure of tunneling operation	16,843	-
Operating (loss) income	(21,501)	5,778
Other (expense) income:
Interest expense	(1,493)	(1,809)
Interest income	949	518
Other	741	133
Total other income (expense)	197	(1,158)
(Loss) income before (tax benefit) taxes on income	(21,304)	4,620
(Tax benefit) taxes on income	(6,382)	1,594
(Loss) income before minority interests and equity in earnings	(14,922)	3,026
Minority interests	(48)	(27)
Equity in earnings (losses) of affiliated companies	(306)	35
Net (loss) income	(15,276)	3,034

Basic (loss) earnings per share:	($0.56)	$0.11

Diluted (loss) earnings per share:	($0.56)	$0.11

Weighted-average common shares- basic	27,254	26,918
Weighted-average common and equivalent shares- diluted	27,254	27,347

SEGMENT DATA
Revenues
Rehabilitation	$103,321	$111,658
Tunneling	15,966	19,384
Tite Liner®	11,661	12,522
Total revenues	$130,948	$143,564

Gross profit (loss)
Rehabilitation	$15,417	$25,334
Tunneling	187	(616)
Tite Liner®	4,966	3,947
Total gross profit	$20,570	$28,665

Operating income (loss)
Rehabilitation	$(6,120)	$6,460
Tunneling(1)	(18,736)	(3,029)
Tite Liner®	3,355	2,347
Total operating income (loss)	$(21,501)	$5,778

(1)  Includes $16,843 of charges related to the closure of this segment.

INSITUFORM TECHNOLOGIES, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	March 31, 2007	December 31, 2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$79,676	$96,393
Restricted cash	1,288	934
Receivables, net	85,090	90,678
Retainage	33,247	37,193
Costs and estimated earnings in excess of billings	48,896	41,512
Inventories	18,108	17,665
Prepaid expenses and other assets	29,388	25,989
TOTAL CURRENT ASSETS	295,693	310,364
PROPERTY, PLANT AND EQUIPMENT, less accumulated depreciation	90,354	90,453
OTHER ASSETS
Goodwill	122,620	131,540
Other assets	19,137	17,712
TOTAL OTHER ASSETS	141,757	149,252

TOTAL ASSETS	$527,804	$550,069

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt and notes payable	$5,376	$16,814
Accounts payable and accrued expenses	105,632	107,320
Billings in excess of costs and estimated earnings	14,059	12,371
TOTAL CURRENT LIABILITIES	125,067	136,505
LONG-TERM DEBT, less current maturities	65,043	65,046
OTHER LIABILITIES	8,393	7,726
TOTAL LIABILITIES	198,503	209,277
MINORITY INTERESTS	2,235	2,181
TOTAL STOCKHOLDERS' EQUITY	327,066	338,611

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$527,804	$550,069

INSITUFORM TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Three Months Ended March 31,
	2007	2006
Cash flows from operating activities:
Net income (loss)	$(15,276)	$3,034

Adjustments to reconcile net cash provided by (used in) operating activities:
Depreciation	4,997	5,059
Amortization	217	307
Deferred income taxes	(5,698)	(575)
Equity-based compensation expense	1,664	1,420
Non-cash charges associated with closure of tunneling operation	11,955	-
Other	(355)	1,652
Change in restricted cash related to operating activities	(354)	(925)
Changes in operating assets and liabilities	(580)	(7,698)
Net cash(used in)provided by operating activities	(3,430)	2,274
Cash flows from investing activities:
Capital expenditures	(4,546)	(3,383)
Proceeds from sale of fixed assets	179	250
Liquidation of life insurance cash surrender value	-	1,423
Net cash used by investing activities	(4,367)	(1,710)
Cash flows from financing activities:
Proceeds from stock option exercises	637	3,012
Additional tax benefit from stock option exercises	45	625
Principal payments on long-term debt	(15,713)	(15,726)
Principal payments on notes payable	(727)	(1,606)
Proceeds on line of credit	5,000	-
Deferred financing costs paid	-	(103)
Net cash used in financing activities	(10,758)	(13,798)
Effects of exchange rates on cash	1,838	313
Net decrease in cash and cash equivalents	(16,717)	(12,921)
Cash and cash equivalents, beginning of period	96,393	77,069
Cash and cash equivalents, end of period	79,676	64,148

CONTACT:    Insituform Technologies, Inc.
David A. Martin, Vice President and Controller
(636) 530-8000